Filed pursuant to Rule 424(b)(3)

Registration No. 333-285121

FRANKLIN SOLANA TRUST

FRANKLIN SOLANA ETF

SUPPLEMENT NO. 1 DATED AUGUST 26, 2026

TO THE PROSPECTUS DATED NOVEMBER 25, 2025, AS AMENDED

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Franklin Solana Trust (the “Trust”) with respect to its sole series, Franklin Solana ETF (the “Fund”), dated November 25, 2025 (the “Prospectus”), as amended. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to include the Trust’s Current Report on Form 8-K filed on August 26, 2026.

Current Report on Form 8-K.

On August 26, 2026, the Trust filed its Current Report on Form 8-K (the “Report”) with the U.S. Securities and Exchange Commission. The Report (without exhibits) is attached to this Supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2026

FRANKLIN SOLANA ETF

A SERIES OF FRANKLIN SOLANA TRUST

SPONSORED BY FRANKLIN HOLDINGS, LLC

(Exact Name of registrant as specified in its charter)

Delaware	001-42979	39-6814889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Franklin Parkway,

San Mateo, CA 94403-1906

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 312-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Shares of Franklin Solana ETF	SOEZ	NYSE Arca, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

The Sponsor, on behalf of the Fund, intends to liquidate Staking Rewards for cash to be distributed to shareholders monthly, with such distributions generally calculated on approximately a two-month lagged basis (e.g., Staking Rewards received in January would be re-staked to earn additional Staking Rewards, with the January Staking Rewards then liquidated for cash and distributed to shareholders in March). Additional information about the Fund and its distributions can be obtained from the Fund’s website at https://www.franklintempleton.com/investments/options/exchange-traded-funds/products/47315/SINGLCLASS/franklin-solana-etf/SOEZ.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN HOLDINGS LLC, in its capacity as sponsor of Franklin Solana Trust (registrant)

By:	/s/ David Mann*
David Mann
President and Chief Executive Officer

Date: August 26, 2026

*	The registrant is a trust and the person is signing in his capacity as an officer of Franklin Holdings, LLC, the Sponsor of the registrant.

3